Exhibit 10.7

Summary of Supplemental Retirement Plan

Guaranty Bancshares, Inc. sponsors a non-qualified, non-contributory Supplemental Retirement Plan for the benefit of certain retired officers of the Company. The plan provides certain retired officers a benefit equal to a predetermined percentage of the officer’s final five-year average salary reduced by the aggregate of (1) any amounts payable under the Company’s retirement plan and (2) certain social security benefits.